Exhibit 99.1

CONTACTS:	Dennis M. Oates	Ross C. Wilkin	June Filingeri
	Chairman,	VP Finance, CFO	President
	President and CEO	and Treasurer	Comm-Partners LLC
	(412) 257-7609	(412) 257-7662	(203) 972-0186

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS REPORTS FOURTH QUARTER AND FULL YEAR 2015 RESULTS

•	Fourth Quarter Net Sales Are $31.7 Million; Premium Alloy Sales Increase 9.6%

•	Fourth Quarter Net Loss Totals $0.48 per Diluted Share, including $0.22 of Charges in Response to Industry Downturn; Net Loss is $0.26 per Diluted Share Excluding Charges

•	Quarter-End Backlog is $38.2 Million

•	Total Debt Reduced by $5.5 Million in the Quarter; $15.6 Million Reduction in the Second Half

BRIDGEVILLE, PA, January 27, 2016 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) today reported that net sales for the fourth quarter of 2015 were $31.7 million, compared with $53.0 million in the fourth quarter of 2014. Sales of premium alloys totaled $3.9 million, or 12.3% of net sales, in the fourth quarter of 2015, an increase of 9.6% from the fourth quarter of 2014.

For full year 2015, net sales were $180.7 million compared with $205.6 million in 2014. Premium alloy sales for 2015 rose 27.4% to $17.6 million, or 9.7% of sales, compared with $13.8 million, or 6.7% of sales, for 2014. The Company’s backlog (before surcharges) at December 31, 2015 was $38.2 million, in line with $39.0 million at the end of the third quarter of 2015.

The Company’s gross margin for the fourth quarter of 2015 was a negative $0.9 million, or a negative 2.8% of net sales, and included pre-tax charges totaling $2.1 million related to the Company’s response to the sharp industry downturn in 2015, including temporarily idling plant capacity and non-cash inventory write-downs.

Excluding the pre-tax charges, the Company’s gross margin was $1.2 million, or 3.9% of sales, for the fourth quarter of 2015, compared with a gross margin of $8.9 million, or 16.8% of sales in the fourth quarter of 2014. The Company’s gross margin in 2015 has been negatively impacted by the continued misalignment of surcharges and declining commodity prices. Gross margins have also been negatively impacted by lower activity levels.

Additionally, the Company incurred a $0.2 million charge to SG&A in the fourth quarter of 2015 for further reductions in the salary workforce. Excluding the charges incurred, underlying fourth quarter SG&A of $4.3 million decreased by $1.5 million from the fourth quarter of 2014.

The Company’s net loss for the fourth quarter of 2015 was $3.4 million, or $0.48 per diluted share, including all the aforementioned charges, which totaled $1.5 million, or $0.22 per diluted share on an after-tax basis. Excluding all the above charges, the net loss was $1.9 million, or $0.26 per diluted share, in the fourth quarter of 2015. In the fourth quarter of 2014, net income was $1.7 million, or $0.24 per diluted share.

For full year 2015, the net loss was $20.7 million, or $2.92 per diluted share, including all charges in the fourth quarter of 2015 as well as after-tax charges in the third quarter of 2015 totaling $15.5 million, or $2.19 per diluted share, for actions taken due to the industry downturn as well as impairment of goodwill. Excluding all charges in the third and fourth quarters of 2015, the net loss for 2015 was $3.7 million, or $0.52 per diluted share, compared with net income of $4.1 million, or $0.57 per diluted share, in 2014.

The Company’s total debt at year end was $77.1 million, reflecting a reduction of $5.5 million in the fourth quarter of 2015 and a reduction of $15.6 million in the second half of 2015. In addition, the Company generated cash from operating activities of $6.6 million in the fourth quarter of 2015. Fourth quarter capital expenditures were $1.2 million. Subsequent to the end of the year, the Company completed a new 5-year $95 million credit agreement, and extended the maturity of its $20 million convertible notes to as late as March 2021.

Chairman, President and CEO Dennis Oates commented: “The fourth quarter was as challenging as expected and capped a difficult year for the specialty metals industry. The further decline in commodity prices and heightening economic uncertainty, fed by the downturn in China, kept customer orders to a minimum. Their destocking continued as they focused on reducing inventories by year end. All of our end markets were affected.

“Given the weak conditions, we continued to move aggressively in the quarter to cut costs and maintain positive cash flow. We also stayed focused on our ongoing objective of moving to higher value alloys. Our team made hard-earned progress in that effort and our premium alloy sales grew by 27% in 2015.

“While market recovery is expected to be slow in 2016, customers are expressing increasing comfort with their current inventory levels and there are some preliminary indications of stabilization in metal commodity prices. Fuller recovery in 2016 should occur as orders increasingly match material usage by customers, given the continued positive trends in most end markets. We are intensely focused on capturing market opportunities as they arise and fully aim to move forward in our strategy over the coming year.

“As we begin 2016, we are pleased to have completed our debt refinancing, and appreciate the support we have received from both PNC Bank and Bank of America.”

Webcast

The Company has scheduled a conference call for today, January 27, at 10:00 a.m. (Eastern) to discuss fourth quarter 2015 results. A simultaneous webcast will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website through the end of the first quarter of 2016.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, nickel alloys, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, oil and gas, and heavy equipment manufacturing. Established in 1994, the Company, with its experience, technical expertise, and dedicated workforce, stands committed to providing the best quality, delivery, and service possible. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the concentrated nature of the Company’s customer base to date and the Company’s dependence on its significant customers; the receipt, pricing and timing of future customer orders; changes in product mix; the limited number of raw material and energy suppliers and significant fluctuations that may occur in raw material and energy prices; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; risks associated with labor matters; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation and matters; risks related to acquisitions that the Company may make; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

-TABLES FOLLOW -

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Information)

(Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net Sales
Stainless steel	$21,965	$39,566	$135,945	$159,799
High-strength low alloy steel	2,775	5,066	16,045	16,853
Tool steel	3,064	5,365	16,197	16,680
High-temperature alloy steel	2,576	1,725	7,557	6,295
Conversion services and other sales	1,316	1,236	4,916	5,933

Total net sales	31,696	52,958	180,660	205,560
Cost of products sold	32,587	44,049	171,065	173,538

Gross margin	(891)	8,909	9,595	32,022
Selling, general and administrative expenses	4,533	5,805	19,406	21,122
Goodwill impairment	—	—	20,268	—

Operating (loss) income	(5,424)	3,104	(30,079)	10,900
Interest expense	(511)	(665)	(2,324)	(3,035)
Deferred financing amortization	(199)	(160)	(566)	(644)
Other income (expense)	241	(21)	153	(22)

(Loss) income before income taxes	(5,893)	2,258	(32,816)	7,199
(Benefit) provision for income taxes	(2,497)	553	(12,144)	3,149

Net (loss) income	$(3,396)	$1,705	$(20,672)	$4,050

Basic	$(0.48)	$0.24	$(2.92)	$0.58

Net (loss) income per common share - Diluted	$(0.48)	$0.24	$(2.92)	$0.57

Weighted average shares of common stock outstanding
Basic	7,092,233	7,040,086	7,069,954	7,031,539
Diluted	7,092,233	7,522,554	7,069,954	7,116,431

MARKET SEGMENT INFORMATION

	Three Months Ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Net Sales
Service centers	$19,133	$36,639	$121,090	$137,298
Forgers	2,691	5,199	15,143	24,918
Rerollers	4,161	4,872	17,848	21,129
Original equipment manufacturers	4,395	5,012	21,663	16,282
Conversion services and other sales	1,316	1,236	4,916	5,933

Total net sales	$31,696	$52,958	$180,660	$205,560

Tons shipped	5,966	9,408	32,388	38,869

MELT TYPE INFORMATION
	Three Months Ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Net Sales
Specialty alloys	$26,481	$48,163	$158,145	$185,811
Premium alloys *	3,899	3,559	17,599	13,816
Conversion services and other sales	1,316	1,236	4,916	5,933

Total net sales	$31,696	$52,958	$180,660	$205,560

END MARKET INFORMATION **
	Three Months Ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Net Sales
Aerospace	$16,615	$32,078	$108,791	$120,947
Power generation	2,997	5,821	19,212	23,498
Oil & gas	4,098	4,694	17,094	19,470
Heavy equipment	2,937	5,819	15,961	18,147
General industrial, conversion services and other sales	5,049	4,546	19,602	23,498

Total net sales	$31,696	$52,958	$180,660	$205,560

*	Premium alloys represent all vacuum induction melted (VIM) products.
**	The majority of our products are sold to service centers/processors rather than the ultimate end market customers. The end market information in this press release is our estimate based upon our knowledge of our customers and the grade of material sold to them, that they will in-turn sell to the ultimate end market customer.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2015	2014*
Assets
Cash	$112	$142
Accounts receivable, net	17,683	29,057
Inventory, net	83,373	101,070
Other current assets	2,584	2,681

Total current assets	103,752	132,950
Property, plant and equipment, net	193,505	199,795
Goodwill	—	20,268
Other long-term assets	1,298	1,861

Total assets	$298,555	$354,874

Liabilities and Stockholders’ Equity
Accounts payable	$11,850	$25,009
Accrued employment costs	3,256	6,011
Current portion of long-term debt	3,000	3,000
Other current liabilities	641	861

Total current liabilities	18,747	34,881
Long-term debt	74,137	83,875
Deferred income taxes	20,666	32,425
Other long-term liabilities	29	63

Total liabilities	113,579	151,244
Stockholders’ equity	184,976	203,630

Total liabilities and stockholders’ equity	$298,555	$354,874

*	Due to the retrospective adoption of a new accounting standard in 2015, the December 31, 2014 balance sheet now reflects $9.7 million of deferred income tax assets reclassified to noncurrent deferred income taxes.

CONSOLIDATED STATEMENTS OF CASH FLOW

	Year Ended December 31,
	2015	2014
Operating activities:
Net (loss) income	$(20,672)	$4,050
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	18,608	17,476
Deferred income tax	(12,060)	2,935
Share-based compensation expense, net	1,865	2,082
Goodwill impairment	20,268	—
Changes in assets and liabilities:
Accounts receivable, net	11,374	(7,610)
Inventory, net	15,929	(20,075)
Accounts payable	(13,009)	10,721
Accrued employment costs	(2,755)	2,581
Income taxes	(248)	514
Other, net	(130)	215

Net cash provided by operating activities	19,170	12,889
Investing activity:
Capital expenditures	(9,551)	(11,173)
Proceeds from insurance recovery	218	—

Net cash used in investing activity	(9,333)	(11,173)
Financing activities:
Borrowings under revolving credit facility	73,515	103,785
Payments on revolving credit facility	(80,253)	(103,706)
Payments on term loan facility	(3,000)	(3,000)
Proceeds from the issuance of common stock	455	1,040
Payment of deferred financing costs	(584)	—

Net cash used in financing activities	(9,867)	(1,881)

Net decrease in cash	(30)	(165)
Cash at beginning of period	142	307

Cash at end of period	$112	$142